                                                                    Exhibit 99.1
NEWS RELEASE

Date:        November 4, 2004
For Release: Upon Receipt
Contact(s):  Media                              Investors
             Cynthia Michener                   Hans Miller
             860/547-5624                       860/547-2751
             cynthia.michener@thehartford.com   hmiller@thehartford.com
             Joshua King                        Kim Johnson
             860/547-2293                       860/547-6781
             joshua.king@thehartford.com        kimberly.johnson@thehartford.com

THE HARTFORD REPORTS THIRD QUARTER 2004 NET INCOME OF $494 MILLION OR $1.66 PER DILUTED SHARE
Double-digit written premium growth in property-casualty and record life assets under management;
$216 million in prior-year tax benefits and $263 million in catastrophe impacts

HARTFORD, CONN. - The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation's largest financial services and insurance companies, today reported third quarter 2004 net income of $494 million, or $1.66 per diluted share. Net income includes net realized capital gains of $29 million (after-tax).

SUMMARY (IN MILLIONS EXCEPT PER SHARE NUMBERS)                    3Q '04       3Q '03       CHANGE
----------------------------------------------                    ------       ------       ------
Revenues                                                          $5,416       $4,947           9%
Net income                                                           494          343          44%
Net income per diluted share                                        1.66         1.20          38%
Operating income(1)                                                  468          335          40%
Operating income per diluted share                                  1.57         1.18          33%
Assets under management                                          274,961      232,112          18%
Book value per share (ex. AOCI)                                    41.70        35.33          18%


----------
(1) Operating income is not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section below.

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


The Hartford - Third Quarter 2004 Earnings /2

The third quarter of 2004 included a total of $263 million (after-tax) in catastrophe losses and related reinstatement premiums for reinsurance. In addition, the quarter included a tax benefit of $216 million stemming from the favorable resolution of various tax items relating to tax years prior to 2004, and a previously announced $49 million (after-tax) increase in prior-year environmental reserves.

In the third quarter of 2003, net income was $343 million, or $1.20 per diluted share, which included net realized capital gains of $15 million (after-tax), and a $40 million (after-tax) charge for an increase in Bancorp litigation reserves.

The Hartford's operating income was up 40 percent to $468 million in the third quarter of 2004, or $1.57 per diluted share, compared to $335 million, or $1.18 per share, in the third quarter of 2003.

"Our underlying property-casualty and life businesses each executed well during a quarter that included both significant catastrophe losses and tax benefits," said Ramani Ayer, chairman and CEO of The Hartford. "The company recorded an operating return on equity of 16.2 percent over the last 12 months, including catastrophes and tax benefits, and revenues were up 9 percent year-over-year.

"Currently, there is a spotlight on our industry. In recent weeks, we have been addressing the issues raised by the inquiries being conducted by the state attorneys general and others. We are committed to a comprehensive assessment of these issues and a thorough and complete resolution," said Ayer.

REVIEW OF BUSINESS UNIT RESULTS

PROPERTY-CASUALTY

"The unparalleled series of hurricanes this quarter should not mask the sound business fundamentals that resulted in continued double-digit written premium growth, reaching nearly $2.6 billion," said Ayer, adding that written premium for ongoing property-casualty operations was up 12 percent, reflecting strong growth in business insurance and personal lines.

The company recorded operating income of $13 million in the third quarter of 2004, including the catastrophe impact of $263 million (after-tax), of which $65 million (after-tax) was for Hurricane Jeanne. "Our catastrophe adjusters and claim representatives across the country are doing a tremendous job handling some 46,000 claims from the hurricanes alone this season. We've heard many kind words from customers helped in their time of need by our adjusters, some of whom continue to work in Florida in the aftermath of the storms," Ayer said.

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

The Hartford - Third Quarter 2004 Earnings /3


Operating income for the third quarter of 2004 also included a $26 million tax benefit stemming from prior years and an increase in prior-year environmental reserves of $49 million (after-tax). In the third quarter of 2003, operating income was $209 million.

Before catastrophes, the company recorded a combined ratio in ongoing operations of 93.3 percent in the 2004 third quarter, a two-point improvement over the third quarter of 2003. Catastrophes added 15.6 points in the current quarter versus 3.4 points in the third quarter of 2003. The expense ratio in ongoing operations improved modestly from the corresponding 2003 quarter, reflecting continued efforts to limit expense growth and the increase in earned premium.

"Spreads between earned pricing and loss costs remain favorable in most lines of business, even as pricing continued to moderate during the quarter. In lines such as large-risk property and professional liability, prices are declining," said Ayer.

BUSINESS INSURANCE

Written premium grew 16 percent to $1.15 billion during the third quarter of 2004, driven primarily by 21 percent growth in small commercial. Sales of small commercial's Spectrum Xpand product contributed to the strong written premium growth, while some 2,860 agency locations during the quarter signed up for The Hartford's enhanced, Web-based policy tool that speeds small business application submissions.

Middle market written premium grew 12 percent over the 2003 period, reflecting excellent retention rates and a refined approach in pricing and product packaging for profitable industry sectors.

The business insurance combined ratio, before catastrophes, in the current quarter was 94.2 percent, up from 93.3 percent in the third quarter last year. Included in the 2004 period combined ratio was approximately two points of prior-year commercial auto reserve strengthening. Catastrophes totaled 8.1 points during the current quarter versus 3.2 points in the third quarter of 2003.

PERSONAL LINES

The continued success of The Hartford's Dimensions auto and homeowners products led to an increase in premium written through independent agents of 17 percent in the third quarter of 2004. Overall, personal lines written premium rose to $920 million, an increase of 9 percent versus a year ago.

The personal lines combined ratio, before catastrophes, remained a strong 90.6 percent in the current quarter versus 90.8 percent in the third quarter of 2003, mostly due to continuing

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

The Hartford - Third Quarter 2004 Earnings /4


favorable claim frequency. Catastrophes during the current quarter totaled 25.1 points, compared with 4.2 points in the third quarter of 2003.

SPECIALTY COMMERCIAL

In the competitive specialty product environment, The Hartford continued to exercise strict underwriting discipline during the quarter. Specialty commercial reported a combined ratio, before catastrophes, of 95.7 percent compared with
108.2 a year ago. Catastrophes totaled 15.7 points in the current quarter versus
2.5 points in the third quarter of 2003.

LIFE

Third quarter 2004 life operating income was up 38 percent to $306 million from $221 million in the 2003 period, before a $190 million prior-year tax benefit recorded in the current quarter and a $40 million Bancorp settlement expense recorded in the 2003 quarter. Including these items, life operating income in the current quarter was $496 million, compared to operating income of $181 million in the third quarter of 2003.

"These tremendous operating results were based on a new record in assets under management and strong earnings in group benefits," Ayer said, noting that assets under management reached $233 billion in the current quarter, up 21 percent from September 30, 2003. "In addition to variable annuities, our other asset accumulation businesses continued to grow in assets under management. I'm pleased that Japan, 401(k) and mutual funds together generated net flows of $3 billion in the quarter.

"Asset accumulation and life insurance products are an integral part of our long-term, strategic growth," he said. The company recently announced the launch of a new variable annuity rider, Principal First Preferred. "The Hartford once again is anticipating market needs, as evidenced by the development of Principal First Preferred, which provides customers with low cost, basic income protection benefits.

"In Japan, building on our blockbuster variable annuities, we began sales of our first fixed annuities in September," said Ayer.

RETAIL PRODUCTS GROUP

The company's variable annuity sales were $3.3 billion in the current quarter, and variable annuity net flows were $963 million. Assets under management for other retail products, which include mutual funds, 401(k) and 529 college savings plans, reached nearly $30 billion in the quarter, up 36 percent from one year ago. Mutual fund wrap accounts contributed to an 11 percent year-over-year growth in retail mutual funds, as sales topped $1.2 billion in the quarter.

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
The Hartford - Third Quarter 2004 Earnings /5


Strong 401(k) sales and deposits grew 28 percent over the prior year to $595 million. The company is seeing the benefits of its move this year to increase the number of retirement plan specialists, who are successfully teaming with PLANCO wholesalers to reach the small business market.

Operating income for the retail products group was $140 million, up from $107 million in the corresponding 2003 quarter. The current period included $18 million in tax benefits for the first nine months of 2004.

INSTITUTIONAL SOLUTIONS GROUP

The company's Hartford Income Notes product, launched in mid-September, reported strong sales of more than $300 million in the current quarter. Total assets under management for the institutional solutions group rose 11 percent year over year to $49 billion. Operating income of $33 million was relatively flat to the third quarter of 2003. The institutional solutions group includes investment products sold to institutions and governmental entities, and private placement life insurance.

INDIVIDUAL LIFE

Individual life's refreshed product portfolio and marketing efforts, along with favorable investment and mortality results, paid off as the company marked the fifth consecutive quarter of double-digit growth. Sales were up 12 percent year over year to $56 million, led by 19 percent growth in variable life sales. Operating income in the third quarter increased 22 percent over the third quarter of 2003 to $44 million.

GROUP BENEFITS

Rising 84 percent over the prior year, group benefits operating income was a record $70 million for the quarter, while fully insured premiums were up 56 percent in the same period. Operating income benefited from significantly higher premiums primarily due to the CNA acquisition and favorable mortality. The company's integration of CNA's group operations remains on track.

Sales for the quarter were up 7 percent led by group disability and group life, up 22 percent and 34 percent respectively. Reinforcing its leading position in the group benefits marketplace, The Hartford stepped up to fifth in industry rankings for group life premium in force and maintained its number two slot in group disability.

JAPAN

Achieving another record-breaking quarter, Japan annuity sales reached nearly $2.3 billion in the quarter ended September 30, 2004, driven by a growing distribution network. Assets under

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

The Hartford - Third Quarter 2004 Earnings /6


management at September 30, 2004, marked an impressive record at $11.1 billion, up 132 percent from a year ago.

NINE-MONTH RESULTS

For the nine months ended September 30, 2004, net income was $1.5 billion, or $5.04 per diluted share, compared to a loss of $545 million in the year-ago period, or ($2.03) per diluted share, which included a $1.7 billion (after-tax) addition to asbestos reserves. Total revenues for the 2004 period were $16.6 billion, up 19 percent from the corresponding 2003 period.

2004 AND 2005 GUIDANCE

Based on current information, The Hartford expects 2004 earnings per diluted share to be between $5.60 and $5.75. This estimate includes the impact of catastrophes, including the four major hurricanes of the third quarter, the impact of the company's reinsurance recoverable charge in the second quarter and the impact of the company's increase in environmental reserves in the third quarter. This estimate excludes realized capital gains and losses, the company's $216 million prior-year tax benefit recorded in the third quarter, the cumulative effect of accounting changes and any unusual or unpredictable benefits or charges that might occur in the fourth quarter.

For 2005, The Hartford expects earnings per diluted share to be between $7.15 and $7.45. This amount excludes realized capital gains or losses and any unusual or unpredictable benefits or charges that might occur during the year. Among other assumptions, this 2005 guidance assumes the following:

      - Equity market appreciation at an annual rate of 9 percent from levels at the end of October 2004;

      - Continued written premium growth in business insurance and personal lines (in the range of 8 to 12 percent), with negative written premium growth in specialty commercial insurance; and

      - Stable underwriting returns in personal lines, stable to slightly decreased underwriting returns in business insurance and stable underwriting returns (supported by a change in mix) in the specialty commercial insurance segment.

These estimates are highly likely to change. The company's actual experience in 2005 will almost certainly differ from many of the assumptions utilized above and the company's expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. These factors include but are not limited to significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in loss-cost trends in the property-casualty businesses, catastrophe losses at levels different from expectations and developments emerging as a result of changes in estimates

                                    - more -

The Hartford - Third Quarter 2004 Earnings /7


arising from the company's regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims.

CONFERENCE CALL
The Hartford will discuss the results of the third quarter and the 2004 and 2005 guidance in the quarterly conference call on November 5, 2004, at 9:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.


DISCUSSION OF NON-GAAP MEASURES

The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance for the periods presented in this press release. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

The Hartford uses operating income as an important measure of the company's operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives, and the cumulative effect of accounting changes. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of those realized capital gains and losses that tend to be highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarters and nine months ended September 30, 2004, and 2003 is set forth in the operating results table.

In this release, The Hartford has included the financial measure operating income, before tax-related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges. The Hartford has provided this financial measure to enhance investor understanding of the company's ongoing businesses by eliminating the effects of the 2003 asbestos reserve addition, which relates solely to legacy businesses, and the effects of tax-related items, Bancorp litigation and severance charges because these items either are non-recurring or are highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before tax-related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges for the quarters and nine months ended September 30, 2004, and 2003 is set forth in the operating results table.

The 2004 and 2005 earnings guidance presented in this release is based on the financial measure operating income, before tax-related items. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford's net income to operating income,

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

The Hartford - Third Quarter 2004 Earnings /8


before tax-related items is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

Written premiums is a financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford's sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves. A reconciliation of written premiums to earned premiums is set forth in The Hartford's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the third quarter of 2004, which is available on the company's Web site, www.thehartford.com.

The Hartford is one of the nation's largest financial services and insurance companies, with 2003 revenues of $18.7 billion. As of September 30, 2004, The Hartford had total assets of $246.5 billion and stockholders' equity of $13.7 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford's Internet address is www.thehartford.com.

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

The Hartford - Third Quarter 2004 Earnings /9

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.


                                    Third Quarter Ended      Nine Months Ended
                                        September 30,          September 30,
    OPERATING RESULTS BY SEGMENT *
                                      2004   2003  Change  2004    2003 Change
    Life [1]
      Individual Annuity [2]          $127    $98   30%    $351    $281   25%
      Other Retail [2]                  13      9   44%      42      24   75%
      Total Retail Products Group      140    107   31%     393     305   29%
      Institutional Solutions Group[2]  33     (8)   NM     90      52    73%
      Individual Life [2]               44     36   22%     115     104   11%
      Group Benefits                    70     38   84%     165     107   54%
      Other [2] [3]                    209      8    NM    242      19    NM
       Total Life operating income
        [2] [4]                        496    181  174%   1,005     587   71%
       Tax related items               190    -        -    190      30   NM
       Bancorp litigation              -      (40) 100%     -       (40) 100%
      Life operating income, before
       tax related items and Bancorp
       litigation [4]                  306    221   38%     815     597   37%

    Property & Casualty
      Ongoing Operations Underwriting Results

         Business Insurance            (25)    34     NM    297      91    NM
         Personal Lines               (137)    40     NM     44     104  (58%)
         Specialty Commercial          (58)   (46)  (26%)   (139)   (16)   NM
      Total Ongoing Operations
       underwriting results           (220)    28     NM    202     179   13%
      Other Operations underwriting
       results                        (110)   (22)    NM   (389) (2,762)  86%
      Total Property & Casualty
       underwriting results           (330)     6     NM   (187) (2,583)  93%
    Net investment income              309    297    4%     915     864    6%
    Periodic net coupon settlements
     on non-qualifying derivatives,
     before-tax                          1      5  (80%)      8      14  (43%)
    Net servicing and other income      10      9   11%      40      15   167%
    Other expenses [5]                 (53)   (38) (39%)   (181)   (172)   (5%)
    Income tax (expense) benefit [3][5] 76    (70)    NM    (97)    739     NM
    Total Property & Casualty
     operating income (loss) [3] [4]    13    209  (94%)    498  (1,123)    NM
    Tax related items                   26      -      -     26       -      -
    2003 asbestos reserve addition       -      -      -    -    (1,701)   100%
    Severance charges                    -      -      -    -       (27)   100%
    Property & Casualty operating
     income, before tax related
     items , 2003 asbestos
     reserve addition, and
     severance charges  [4] [5]        (13)   209     NM    472     605  (22%)
    Interest and Other Corporate       (41)   (55)   25%    (131)   (150)  13%

    Operating income, before tax
     related items, 2003 asbestos
     reserve addition,
         Bancorp litigation,
         and severance
         charges [2] [3] [4]
                [5] [6]                252    375  (33%)  1,156   1,052   10%
    Tax related items                  216      -      -    216      30    NM
    2003 asbestos reserve addition       -      -      -      -  (1,701) 100%
    Bancorp litigation                   -    (40) 100%       -     (40) 100%
    Severance charges                    -      -      -      -     (27) 100%
                                         -                    -
    Operating income (loss) [2] [3]
     [4] [5] [6]                       468    335   40%   1,372    (686)    NM

      Add: Net realized capital
       gains, after-tax [4]             29     15   93%     155     162   (4%)
      Less: Periodic net coupon
       settlements on non-qualifying
       derivatives, after-tax [4]        3      7  (57%)      9      21  (57%)
      Add: Cumulative effect of
       accounting changes, after-tax     -      -      -    (23)      -      -
    Net income (loss)                 $494   $343   44%   $1,495    (545)    NM

    PER SHARE DATA
      Diluted earnings (loss) per
       share

       Operating income, before tax
        related items, 2003 asbestos
        reserve addition,
            Bancorp litigation, and
             severance charges [6]   $0.85  $1.32  (36%)  $3.90   $3.89      -
       Operating income (loss) [6]   $1.57  $1.18   33%   $4.63  $(2.55)    NM
       Net income (loss)             $1.66  $1.20   38%   $5.04  $(2.03)    NM

    [1] Life allocates the net realized gains and losses from periodic net coupon settlements on non-qualifying derivatives to its segments.

    [2] Life includes $30 in 2003 of tax benefit related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The benefit was recorded in Life as follows: $19 in Individual Annuity, $1 in Other Retail, $1 in Institutional Solutions Group, $2 in Individual Life and $7 in Other.

    [3] Life includes $190 and Property and Casualty includes $26 in 2004 of tax benefit related to tax years prior to 2004.

    [4] Operating income includes the effect of periodic net coupon settlements on non-qualifying derivatives, after-tax. Such effects are included in net realized capital gains and losses.

    [5] Property & Casualty includes $27 in 2003 of after-tax severance charges. The charges were recorded in Property & Casualty as follows:
        $41 in other expenses and $14 in income tax benefit.
    [6] Operating income and operating income before tax related items, 2003 asbestos reserve addition, Bancorp litigation, and severance charges are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Information regarding non- GAAP financial measures used in this release is provided in the Discussion on Non-GAAP Measures section of this release.

    * The table presents underwriting results for the business insurance, personal lines and specialty commercial segments; and the other operations segment. Operating income is presented for life's segments, property-casualty and corporate.

      The Hartford defines the following as "NM" or not meaningful: increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

The Hartford - Third Quarter 2004 Earnings /10

                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                         CONSOLIDATED FINANCIAL RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                3Q         4Q         1Q        2Q         3Q
HIGHLIGHTS                                                                     2003       2003       2004      2004       2004
                                                                             --------   --------   -------   --------   --------
    Net income (loss) [1]                                                    $    343   $    454   $   568   $    433   $    494
    Operating income (loss) [1]                                              $    335   $    433   $   501   $    403   $    468
    Operating income, before tax related items, 2003 asbestos reserve
          addition, Bancorp litigation, and severance charges                $    375   $    433   $   501   $    403   $    252
    Total revenues                                                           $  4,947   $  4,773   $ 5,732   $  5,444   $  5,416
    Total assets                                                             $211,362   $225,850   $237,261  $240,219   $246,489
    Total assets under management [2]                                        $232,112   $250,365   $263,810  $268,526   $274,961

------------------------------------------------------------------------------------------------------------------------------------

PER SHARE AND SHARES DATA
    Basic earnings (loss) per share
       Net income (loss) [1]                                                 $   1.21   $   1.60   $   1.96  $   1.48   $   1.68
       Operating income (loss) [1]                                           $   1.19   $   1.53   $   1.73  $   1.38   $   1.60
       Operating income, before tax related items, 2003 asbestos reserve
             addition, Bancorp litigation, and severance charges             $   1.33   $   1.53   $   1.73  $   1.38   $   0.86
    Diluted earnings (loss) per share [3]
       Net income (loss) [1]                                                 $   1.20   $   1.59   $   1.93  $   1.46   $   1.66
       Operating income (loss) [1]                                           $   1.18   $   1.52   $   1.70  $   1.35   $   1.57
       Operating income, before tax related items, 2003 asbestos reserve
             addition, Bancorp litigation, and severance charges [4]         $   1.32   $   1.52   $   1.70  $   1.35   $   0.85
    Weighted average common shares outstanding (basic)                          282.5      283.0      289.9     292.3      293.2
    Weighted average common shares outstanding
        and dilutive potential common shares (diluted) [3]                      284.8      285.6      294.9     297.5      297.5
    Common shares outstanding                                                   282.7      283.4      291.7     293.0      293.5
    Book value per share (including AOCI)                                    $  40.13   $  41.07   $  46.41  $  41.89   $  46.51
    Book value per share (excluding AOCI)                                    $  35.33   $  36.67   $  38.97  $  40.26   $  41.70

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
                                                                            Year Over                       NINE MONTHS ENDED
                                                                              Year       Sequential            SEPTEMBER 30,
                                                                             Quarter       Quarter     -----------------------------
                                                                             Change        Change        2003      2004     Change
                                                                            ---------    ----------    --------  --------  ---------
HIGHLIGHTS
    Net income (loss) [1]                                                        44%           14%     $  (545)  $  1,495      NM
    Operating income (loss) [1]                                                  40%           16%     $  (686)  $  1,372      NM
    Operating income, before tax related items, 2003 asbestos reserve
          addition, Bancorp litigation, and severance charges                   (33%)         (37%)    $ 1,052   $  1,156     10%
    Total revenues                                                                9%           (1%)    $13,960   $ 16,592     19%
    Total assets                                                                 17%            3%
    Total assets under management [2]                                            18%            2%

------------------------------------------------------------------------------------------------------------------------------------

PER SHARE AND SHARES DATA
    Basic earnings (loss) per share
       Net income (loss) [1]                                                     39%           14%     $ (2.03)  $   5.12      NM
       Operating income (loss) [1]                                               34%           16%     $ (2.55)  $   4.70      NM
       Operating income, before tax related items, 2003 asbestos reserve
             addition, Bancorp litigation, and severance charges                (35%)         (38%)    $  3.91   $   3.96      1%
    Diluted earnings (loss) per share [3]
       Net income (loss) [1]                                                     38%           14%     $ (2.03)  $   5.04      NM
       Operating income (loss) [1]                                               33%           16%     $ (2.55)  $   4.63      NM
       Operating income, before tax related items, 2003 asbestos reserve
             addition, Bancorp litigation, and severance charges [4]            (36%)         (37%)    $  3.89   $   3.90       -
    Weighted average common shares outstanding (basic)                          10.7  sh       0.9  sh   268.9      291.8    22.9 sh
    Weighted average common shares outstanding
         and dilutive potential common shares (diluted) [3]                     12.7  sh         -  sh   268.9      296.6    27.7 sh
    Common shares outstanding                                                   10.8  sh       0.5  sh   282.7      293.5    10.8 sh
    Book value per share (including AOCI)                                        16%           11%
    Book value per share (excluding AOCI)                                        18%            4%

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

[1] The quarter and nine months ended September 30, 2004 include $216 of tax benefit related to tax years prior to 2004. The nine months ended September 30, 2003 include $30 of tax benefit. The nine months ended September 30, 2003 include $(1,701) resulting from the 2003 asbestos reserve addition. The quarter and nine months ended September 30, 2003 include $(40) resulting from the Bancorp litigation settlement. The nine months ended September 30, 2003 include $(27) of severance charges.
[2] Includes mutual fund assets and third party assets managed by HIMCO.
[3] As a result of the antidilutive impact from the net loss in the nine months ended September 30, 2003, The Hartford is required by generally accepted accounting principles to use basic weighted average shares in the calculation of diluted earnings per share for the nine months ended September 30, 2003. In the absence of the net loss, 270.4 weighted average common shares outstanding and dilutive potential common shares would have been used in the calculation for the nine months ended September 30, 2003.
[4] Calculated using weighted average common shares outstanding and dilutive potential common shares of 270.4 for the nine months ended September 30, 2003.


                                    - more -

The Hartford - Third Quarter 2004 Earnings /11


Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the company's potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company's statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company's financial position and results of operations arising from obligations under annuity product guarantees; the difficulty in predicting the company's potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other distribution intermediaries, including changes that have been announced and those which may occur in the future; the uncertain effect on the company of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments, including the possibility that the Terrorism Risk Insurance Act of 2002 is not extended beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the company's business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company's ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the company's claims-paying, financial strength or credit ratings; the ability of the company's subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2003 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.


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